Exhibit 99.1

[For immediate release]

Black Spade Acquisition II Co Announces Pricing Of $150 Million Initial Public Offering

(August 27, 2024, Hong Kong) Black Spade Acquisition II Co (the “Company”), a special purpose acquisition company (“SPAC”) sponsored by an affiliate of Black Spade Capital Limited, announced today the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units are expected to be listed for trading on The Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbol “BSIIU” on August 28, 2024.

Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected be listed on Nasdaq under the ticker symbols “BSII” and “BSIIW”, respectively. The offering is expected to close on August 29, 2024, subject to customary closing conditions.

The Company’s management team is led by Dennis Tam, Executive Chairman & Co-CEO, Kester Ng, Co-CEO & CFO and Richard Taylor, Co-CEO & COO, each of who served as executive director of or advisor to Black Spade Acquisition Co (“BSAQ”), a SPAC also sponsored by an affiliate of Black Spade Capital Limited. BSAQ completed its $169 million initial public offering in August 2021. In August 2023, BSAQ completed a $23 billion business combination with VinFast, a leading Vietnamese automaker and the first Vietnamese business to list in the U.S. by way of a business combination.

Clear Street LLC and Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, are acting as joint book-running managers. Latham & Watkins LLP is serving as legal counsel to the Company. Loeb & Loeb LLP is serving as legal counsel to the underwriters.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, or from the SEC website at www.sec.gov.

A registration statement relating to the securities has been filed with the U.S. Securities and Exchange Commission (“SEC”) and became effective on August 23, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Black Spade Acquisition II Co Announces Pricing Of $150 Million Initial Public Offering

27 August 2024

Photo caption:

(from the left) Kester Ng, Co-CEO and CFO, Dennis Tam, Chairman and Co-CEO,

Richard Taylor, Co-CEO and COO

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About Black Spade Acquisition II Co

Black Spade Acquisition II Co is the second SPAC of its founder, Black Spade Capital and its management team incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or assets. While the Company may pursue an acquisition or a business combination with a target in any business or industry, it believes that the entertainment, lifestyle and technology industries, particularly those that are major beneficiaries of artificial intelligence (“AI”), provide ample business combination opportunities.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering, the anticipated use of the net proceeds, and the search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated.

Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's initial public offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

IR@blackspadeacquisitionii.com